Exhibit 10.1
Confidential

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the Confidential Treatment Request.
University of Pennsylvania
Patent License Agreement
This Patent License Agreement (this “Agreement”) is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and NuPathe Inc., a corporation organized and existing under the laws of Delaware, (“Company”). This Agreement is being signed on June 21, 2006 (the “Execution Date”). This Agreement will become effective on July 1, 2006 (the “Effective Date”).
BACKGROUND
Penn owns certain intellectual property developed by Dr. Steve Siegel of Penn’s School of Medicine relating to surgically implantable drug delivery systems. Penn also owns certain letters patent and/or applications for letters patent relating to the intellectual property. Company desires to obtain an exclusive license under the patent rights to exploit the intellectual property. Company also desires to fund further research by Dr. Steve Siegel under a separate agreement. Penn has determined that the exploitation of the intellectual property by Company is in the best interest of Penn and is consistent with its educational and research missions and goals.
In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties agree as follows:
1.	LICENSE
     1.1 License Grant. Penn grants to Company an exclusive, world-wide license (the “License”) to make, have made, use, import, offer for sale and sell Licensed Products in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1). The License includes the right to sublicense as permitted by this Agreement. No other rights or licenses are granted by Penn. Any intellectual property created or conceived during the performance of the Sponsored Research Agreement between Penn and Company being entered into simultaneously with this Agreement (the “Sponsored Research Agreement”) will be governed solely by the terms of the Sponsored Research Agreement.
     1.2 Definitions. The term “Licensed Products” means products that are made, made for, used, imported, offered for sale or sold by Company or its Affiliates or sublicensees and that either (i) in the absence of this Agreement, would infringe at least one claim of the Patent Rights or (ii) use a process or machine covered by a claim of Patent Rights, in either case whether or not the claim is issued or pending. The term “Patent Rights” means all patent rights represented by or issuing from: (a) the United States patents and patent applications listed in Exhibit A; (b) any continuation, divisional, re-examinations and re-issue applications of (a); and (c) any foreign counterparts and extensions of (a) or (b). The term “Field of Use” means all fields. The term “Platform Technology” means an implantable biodegradable drug delivery system which is covered by one or more claims of the Patent Rights. The term “Active Ingredient” means an active pharmaceutical ingredient for the prevention and/or treatment of human and veterinary conditions and diseases. The term “Affiliate” means a legal entity that is controlling, controlled by or under common control with Company and that has executed either this Agreement or a

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written Joinder Agreement agreeing to be bound by all of the terms and conditions of this Agreement. For purposes of this Section 1.2, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity. The term “Commercially Reasonable Efforts” means with respect to a party, the efforts and resources which would be used by that party relating to a certain activity or activities which are consistent with the general level of effort and resources in the pharmaceutical industry for a company similar in size and scope.
     1.3 Reservation of Rights by Penn. Penn reserves the right to use, and to permit other non-commercial entities to use, the Patent Rights for educational and research purposes.
     1.4 U.S. Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.
     1.5 Sublicense Conditions. The Company’s right to sublicense granted by Penn under the License is subject to each of the following conditions:
          (a) [**].
          (b) Within thirty (30) days after Company enters into a sublicense agreement, Company will deliver to Penn a complete and accurate copy of the entire sublicense agreement written in the English language. Penn’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of Penn or obligation of Company under this Agreement.
          (c) [**].
          (d) Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to Penn for any act or omission of an Affiliate or sublicensee of Company that would be a breach of this Agreement if performed or omitted by Company.
     1.6 Option Grant. During an eighteen month period after the Effective Date, Company will have an exclusive option (each, an “Option”) to negotiate an exclusive license for any new patent rights that (i) arise out of any improvement or modification of the Platform Technology that is not already covered by the Penn Patent Rights, (ii) are in Penn’s full control (not arising from research funded by any commercial entities or funded by the Company under the Sponsored Research Agreement), and (iii) are developed or discovered by or under direction of or in the laboratory of Dr. Steve Siegel at Penn (an “Improvement”). Penn shall promptly notify Company in writing of any Improvement and if Company desires a license to any such

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Improvement , then Company shall so advise Penn in writing within thirty (30) days of receipt of such notice, and Company and Penn shall negotiate the terms of a license amendment therefore in good faith under commercially reasonable terms within seven (7) months of date of disclosure to Company, after which time Penn is free to license such Improvement to third parties with no further obligation to Company.
2.	DILIGENCE
     2.1 Development Plan. Company will deliver to Penn, within ninety (90) days after the Effective Date, a copy of an initial development plan for the Patent Rights (the “Development Plan”). The purpose of the Development Plan is (a) to demonstrate Company’s capability to bring the Patent Rights to commercialization, (b) to project the timeline for completing the necessary tasks, and (c) to measure Company’s progress against the projections. Thereafter, Company will deliver to Penn an annual updated Development Plan no later than December 1 of each year during the Term. The Development Plan will include, at a minimum, milestones for initiation of animal testing; initiation of formal preclinical studies; initiation of human clinical trials; initiation of Phase II clinical trials; and commercial launch, additional information as listed in Exhibit B, and shall be approved by Penn.
     2.2 Company’s Efforts. Company will use Commercially Reasonable Efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Development Plan.
     2.3 Development Expenditures. Until the first commercial sale of the first Licensed Product, Company will commit financial resources to the development and commercialization of Licensed Products in amounts not less than specified in the table below (“Development Expenditures”) in each 12-month period following the Effective Date. [**].

Year 1	$	[**]
Year 2	$	[**]
Year 3	$	[**]
All years thereafter		$250,000
[**]

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3.	FEES AND ROYALTIES
     3.1 License Initiation Fee. In partial consideration of the License, Company will pay to Penn on the Effective Date a non-refundable, non-creditable license initiation fee of $[**].
     3.2 License Maintenance Fees. In partial consideration of the License, Company will pay to Penn, on each anniversary of the Effective Date until the first Sale (as defined in Section 3.5) of the first Licensed Product, the applicable license maintenance fee listed in the table below.

	First and				Fifth and
ANNIVERSARY:	Second	Third		Fourth	thereafter
LICENSE MAINTENANCE FEE:	$ [**]	$	[**]	$30,000	$50,000
     3.3 Milestone Payments. In partial consideration of the License, Company will pay to Penn the applicable Total Milestone payment listed in the table below within forty-five (45) days after the end of the calendar quarter during which each milestone event for each Licensed Product is achieved, according to the following table. Each Total Milestone shall be payable once per Active Ingredient. Company will provide Penn with written notice within thirty (30) days after achieving each milestone.

	Platform	Active. Ingredient	Total Milestone Payment
Milestone	Payment	Multiplier	=Platform Payment (Y)
[**]	$[**]	Y	$[**]
[**]	$[**]	Y	$[**]
[**]	$[**]	Y	$[**]
[**]	$[**]	Y	$[**]
For Penn Licensed Products that include an active ingredient that is risperidone and/or haloperidol, the Active Ingredient Multiplier =[**]. For clarity, the milestone payments for Penn Licensed Products that include an active ingredient that is risperidone and/or haloperidol the Total Milestone Payments are:

[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
     3.4 Earned Royalties. In partial consideration of the License, within forty-five (45) days after the end of each calendar quarter, Company will pay to Penn a Total Royalty of

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worldwide Net Sales of Penn Licensed Products during the Quarter according to the table below and deliver to Penn a report detailing Net Sales for the quarter:

Platform Royalty (%)	Active Ingredient Royalty Multiplier	Total Royalty (%)
[**]	X	[**](X)
Royalties shall be payable on a product-by-product basis until the end of the Term. Under no circumstances shall the Active Ingredient Royalty Multiplier be less than [**] for any Penn Licensed Products . [**].
For Penn Licensed Products that include an Active Ingredient that is risperidone and/or haloperidol, the Royalty Multiplier =[**]. For clarity, for Penn Licensed Products that include an Active Ingredient that is risperidone and/or haloperidol, the Total Royalty is [**]%.
     3.5 Related Definitions. The term “Sale” means any bona fide transaction for which consideration is received or expected by Company or its Affiliate or sublicensee for the sale, use, lease, transfer or other disposition of a Licensed Product to a third party. A Sale is deemed completed at the time that Company or its Affiliate or sublicensee invoices, ships or receives payment for a Licensed Product, whichever occurs first. The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1. The term “Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Company or its Affiliates or sublicensees. For purposes of determining Net Sales, the words “fair market value” mean the cash consideration that Company or its Affiliates or sublicensees would realize from an unrelated buyer in an arms length sale of an identical item sold in the same quantity and at the time and place of the transaction. The term “Qualifying Costs” means: (a) returned goods;(b) trade and quantity discounts; (c) rebates; (d) payments in respect of any governmental subsidized program; (e) reimbursement or similar payments given to wholesalers or other distributors, buying groups, healthcare insurance carriers or other institutions; (f) sales or other taxes actually paid by Company or its sub-licensees, not including taxes assessed on the income resulting from such sales; and (g) freight allowances, insurance and customs duties to the extent any of the foregoing are identified on the invoice for the Licensed Product.
     3.6 Sublicense Fees. In partial consideration of the License, within 45 days after the end of each calendar quarter after the Effective Date, Company will pay to Penn a sublicense fee of the applicable percentage listed in the table below of [**].

[**]	[**]%
[**]	[**]%
[**]	[**]%
     3.7 Transaction Fee. In partial consideration of the License, Company will pay to Penn, within thirty (30) days after the Execution Date, a one-time, non-refundable, non-creditable transaction fee of $[**] with respect to Penn’s licensing and legal expenses in

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connection with this Agreement and the Term Sheet between the parties dated April 7, 2006 (the “Term Sheet”).
4.	REPORTS AND PAYMENTS
     4.1 Royalty Reports. Within forty-five (45) days after the end of each Quarter following the first Sale, Company will deliver to Penn a report, certified by the chief financial officer of Company, detailing the calculation of all royalties, fees and other payments due to Penn for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products constituting Sales; (b) the gross consideration invoiced, billed or received for Sales; (c) Qualifying Costs, listed by category of cost; (d) Net Sales; (e) the gross amount of any payments and other consideration received by Company from sublicensees and the amounts of any deductions permitted by Section 3.6; (f) the royalties, fees and other payments owed to Penn, listed by category; and (g) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as Exhibit C.
     4.2 Payments. Company will pay all royalties, fees and other payments due to Penn under Sections 3.3, 3.4, and 3.6 within forty-five (45) days after the end of the Quarter in which the royalties, fees or other payments accrued.
     4.3 Records. Company will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained for at least five (5) years after submission of the applicable report required under Section 4.1.
     4.4 Audit Rights. Upon reasonable prior written notice to Company, Company and its Affiliates and sublicensees will provide Penn and its accountants with access to all of the books, records and related background information required by Section 4.3 to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate Penn’s review or audit without unreasonable disruption to Company’s business; and (c) no more than once each calendar year during the Term (as defined below) and for a period of five (5) years thereafter. Company will promptly pay to Penn the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Company has underpaid any payment by five percent (5%) or more, then Company will also promptly pay the costs and expenses of Penn and its accountants in connection with the review or audit. In addition, once annual Sales of Licensed Products exceed [**] ($[**]), Company will conduct, at least once every two (2) years at its own expense, an independent audit of Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement. Promptly after completion of the audit, Company will provide to Penn a copy of the report of the independent auditors.

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     4.5 Information Rights. Until the closing of the Company’s initial public offering, Company will provide to Penn the relevant sections of financial information, business plans and management reports related to the Licensed Products and prepared for and distributed to its investors or other stockholders, approximately on a bi-annual basis. If, and at such time, as the Company completes an initial public offering, Company will provide to Penn, promptly after filing, a copy of each annual report, proxy statement, 10-K, 10-Q and other material report filed with the U.S. Securities and Exchange Commission.
     4.6 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If Company receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to Penn under Section 4.1.
     4.7 Place of Payment. All payments by Company are payable to “The Trustees of the University of Pennsylvania” and will be made to the following addresses:

By Electronic Transfer:	By Check:
Mellon Bank East	The Trustees of the University of Pennsylvania
ABA #031000037	c/o Center for Technology Transfer
Account Number: 2945020	P.O. Box 7777-W3850
c/o: CTT / T. Dunn	Philadelphia, PA 19175-3850
     4.8 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).
5.	CONFIDENTIALITY AND USE OF PENN’S NAME
     5.1 Confidentiality Agreement. If Company and Penn entered into one or more Confidential Disclosure Agreements prior to the Effective Date, then such agreements will continue to govern the protection of confidential information under this Agreement, and each Affiliate and sublicensee of Company will be bound to Company’s obligations under such agreements. If, however, no Confidential Disclosure Agreement has been entered into between Company and Penn prior to the Effective Date, then in connection with the execution of this Agreement, the parties will enter into a Confidential Disclosure Agreement substantially similar to Penn’s standard form. The term "Confidentiality Agreement” means all Confidential Disclosure Agreements between the parties that remain in effect after the Effective Date.
     5.2 Other Confidential Matters. Penn is not obligated to accept any confidential information from Company, except for the documents and/or reports required by Sections 1.5(b), 2.1, 4.1, 4.4 and 6.6. Penn, acting through its Center for Technology Transfer and finance offices, will use reasonable efforts not to disclose to any third party outside of Penn any

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confidential information of Company contained in those reports, for so long as such information remains confidential. Penn bears no institutional responsibility for maintaining the confidentiality of any other information of Company. Company may elect to enter into confidentiality agreements with individual investigators at Penn that comply with Penn’s internal policies.
     5.3 Use of Penn’s Name. Company and its Affiliates, sublicensees, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn.
6.	TERM AND TERMINATION
     6.1 Term. This Agreement will commence on Effective Date and terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the Patent Rights; or (b) ten (10) years after the first Sale of the first Licensed Product if no patent has issued from the Patent Rights (as the case may be, the “Term”).
     6.2 Early Termination by Company. Company may terminate this Agreement at any time effective upon completion of each of the following conditions: (a) providing at least sixty (60) days prior written notice to Penn of such intention to terminate; (b) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products; (c) terminating all sublicenses and causing all Affiliates and sublicensees to cease making, having made, using, importing, offering for sale and selling all Licensed Products; and (d) paying all amounts owed to Penn under this Agreement and the Sponsored Research Agreement through the effective date of termination.
     6.3 Early Termination by Penn. Penn may terminate this Agreement if: (a) Company is more than thirty (30) days late in paying to Penn any amounts owed under this Agreement and does not immediately pay Penn in full, including accrued interest, upon demand; (b) Company or its Affiliate or sublicensee breaches this Agreement and does not cure the breach within forty five (45) days after written notice of the breach; or (c) Company or its Affiliate experiences a Trigger Event.
     6.4 Trigger Event. The term “Trigger Event” means any of the following: (a) a material default by Company under this Agreement that is not cured during any specified cure periods; (b) if Company or its Affiliate (i) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt, (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, not discharged within thirty (30) days, (v) makes an assignment for the benefit of creditors, or (iv) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within ten (10) days; (c) the institution or commencement by Company or its Affiliate of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (d) the entering of any order for relief relating to any of the proceedings described in Section 6.4(b) or (c) above; or (e) the calling by Company or its

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Affiliate of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (f) the act or failure to act by Company or its Affiliate indicating its consent to, approval of or acquiescence in any of the proceedings described in Section 6.4(b) — (e) above.
     6.5 Effect of Termination. Upon the termination of this Agreement for any reason: (a) the License terminates; (b) Company and all its Affiliates and sublicensees will cease all making, having made, using, importing, offering for sale and selling all Licensed Products, except to extent permitted by Section 6.6; (c) Company will pay to Penn all amounts, including accrued interest, owed to Penn under this Agreement through the date of termination; (d) Company will, at Penn’s request, return to Penn all confidential information of Penn and provide to Penn one complete copy of all data with respect to Licensed Products generated by Company during the Term that will facilitate the further development of the technology licensed under this Agreement; and (e) in the case of termination under Section 6.3, all duties of Penn and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either Penn or Company.
     6.6 Inventory & Sell Off. Upon the termination of this Agreement for any reason, Company will cause physical inventories to be taken immediately of: (a) all completed Licensed Products on hand under the control of Company or its Affiliates or sublicensees; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement. Company will deliver promptly to Penn a copy of the written inventory, certified by an officer of the Company. Upon termination of this Agreement for any reason, Company will promptly remove, efface or destroy all references to Penn from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or sublicensees, and Company and its Affiliates and sublicensees will not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products. Upon the termination of this Agreement for any reason other than pursuant to Section 6.3(a) or (c), Company may sell off its inventory of Licensed Products existing on the date of termination for a period of six (6) months and pay Penn royalties on Sales of such inventory within thirty (30) days following the expiration of such six (6) month period.
     6.7 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to Penn under this Agreement will survive the termination of this Agreement for any reason. Sections 13.10 and 13.11 and Articles 4, 5, 6, 9, 10, and 11 will survive the termination of this Agreement for any reason in accordance with their respective terms.

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7.	PATENT MAINTENANCE AND REIMBURSEMENT
     7.1 Patent Maintenance. Penn controls the preparation, prosecution and maintenance of the Patent Rights and the selection of patent counsel, with input from Company. If, however, Company desires to manage the preparation, prosecution and maintenance of the Patent Rights with input from Penn, then Company and Penn will enter into with patent counsel a Patent Management Agreement in the form attached as Exhibit D.
     7.2 Patent Reimbursement. Within thirty (30) days after the Effective Date, Company will reimburse Penn for all historically accrued attorneys fees, expenses, official fees and all other charges accumulated prior to the Effective Date incident to the preparation, filing, prosecution and maintenance of the Patent Rights, including any interference negotiations, claims or proceedings. Thereafter, Company will either pay directly under the Patent Management Agreement or reimburse Penn for all documented attorneys fees, expenses, official fees and all other charges accumulated on or after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights, including any interference negotiations, claims or proceedings, within thirty (30) days after Company’s receipt of invoices for such fees, expenses and charges.
8.	INFRINGEMENT
     8.1 Notice. Company and Penn will notify each other promptly of any infringement of the Patent Rights that may come to their attention. Company and Penn will consult each other in a timely manner concerning any appropriate response to the infringement.
     8.2 Prosecution. Company may prosecute any infringement of the Patent Rights at Company’s expense. Company must not settle or compromise any such litigation in a manner that imposes any obligations or restrictions on Penn or grants any rights to the Patent Rights without Penn’s prior written permission. Financial recoveries from any such litigation will be: (a) first, applied to reimburse Company for its litigation expenditures; and (b) second, as to any remainder, retained by Company but treated (as appropriate) as either (i) Net Sales for the purpose of determining the royalties due to Penn under Section 3.4 or (ii) sublicense consideration for the purpose of determining the sublicense fees due to Penn under Section 3.6.
     8.3 Intervention.
          (a) Voluntary Intervention. Penn reserves the right to voluntarily intervene and join Company in any litigation under Section 8.2. If Penn voluntarily elects to participate in any such litigation, then financial recoveries from any such litigation will be shared between Company and Penn as follows: (1) on a pro rata basis in proportion with their respective shares of the aggregate Litigation Expenditures by Company and Penn, until the party that spent a lower amount on its Litigation Expenditures has recovered all of its Litigation Expenditures; then (2) any amounts remaining shall be paid to the other party to this Agreement, until that party has recovered all of its Litigation Expenditures; and then (3) [**] percent ([**]%) of any amount remaining would be paid to Penn, and [**] percent ([**]%) of any amount remaining would be paid to Company, regardless of respective Litigation Expenditures. For purposes of this

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Agreement, “Litigation Expenditures” shall be defined as: reasonable attorneys’ fees, court costs, local counsel fees, deposition costs, subpoena costs, court reporter costs, expert fees, and other reasonable expenses directly incurred for investigation or litigation of claims.
     (b) Involuntary Participation. If Penn is required to participate involuntarily in any litigation referred to under Section 8.2, (such as, for example, but not limited to, being joined or named as a defendant, necessary party, involuntary plaintiff, or indispensable party), then (i) Company will reimburse Penn’s Litigation Expenditures on an ongoing basis, within 30 days of submission of actual invoices; and (ii) financial recoveries from any such litigation will be shared between Company and Penn as follows: (1) Company will be reimbursed for all Litigation Expenditures of Company and Litigation Expenses reimbursed by Company to Penn; then (2) [**] percent ([**]%) of any amount remaining would be paid to Penn, and [**] percent ([**]%) of any amount remaining would be paid to Company, regardless of respective Litigation Expenditures.
     8.4 Penn Prosecution. If Company does not prosecute any infringement of the Patent Rights, then Penn may elect to prosecute such infringement at Penn’s expense. If Penn elects to prosecute such infringement, then any financial recoveries will retained by Penn in their entirety.
     8.5 Cooperation. In any litigation under this Article 8, either party, at the request and expense of the other party, will cooperate to the fullest extent reasonably possible. This Section 8.5 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction.
9.	DISCLAIMER OF WARRANTIES
     9.1 Disclaimer. THE PENN PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE.
10.	LIMITATION OF LIABILITY
     10.1 Limitation of Liability. PENN WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY’S USE OF THE PENN PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS; OR FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND. IN ADDITON, IN NO EVENT SHALL COMPANY BE LIABLE TO PENN FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

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11.	INDEMNIFICATION
     11.1 Indemnification. Company will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term “Indemnified Party” means each of Penn and its trustees, officers, faculty, agents, contractors, employees and students. The term “Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, liens, losses, and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term “Indemnification Event” means any Claim against one or more Indemnified Parties arising out of or resulting from: (a) the development, testing, use, manufacture, promotion, sale or other disposition of any Penn Patent Rights or Licensed Products by Company, its Affiliates, sublicensees, assignees or vendors or third parties, including, but not limited to, (x) any product liability or other Claim of any kind related to use by a third party of a Licensed Product, (y) any Claim by a third party that the practice of any of the Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) any Claim by a third party relating to clinical trials or studies for Licensed Products; (b) any material breach of this Agreement by Company or its Affiliates or sublicensees; and (c) the enforcement of this Article 11 by any Indemnified Party. The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.
     11.2 Other Provisions. Company will not settle or compromise any Claim giving rise to Liabilities in any manner that imposes any restrictions or obligations on Penn or grants any rights to the Penn Patent Rights or the Licensed Products without Penn’s prior written consent. If Company fails or declines to assume the defense of any Claim within thirty (30) days after notice of the Claim, then Penn may assume the defense of such Claim for the account and at the risk of Company, and any Liabilities related to such Claim will be conclusively deemed a liability of Company. The indemnification rights of the Indemnified Parties under this Article 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.
12.	INSURANCE
     12.1 Coverages. Company will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Company’s performance under this Agreement: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate. Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 12.1, and Penn reserves the right to require Company to adjust the limits accordingly. The required minimum

Confidential
amounts of insurance do not constitute a limitation on Company’s liability or indemnification obligations to Penn under this Agreement.
     12.2 Other Requirements. The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name Penn as an additional insured with respect to Company’s performance under this Agreement. Company will provide Penn with insurance certificates evidencing the required coverage within thirty (30) days after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify Penn in writing at least thirty (30) days prior to the cancellation or material change in coverage.
13.	ADDITIONAL PROVISIONS
     13.1 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.
     13.2 No Discrimination. Neither Penn nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.
     13.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. Penn does not represent that no license is required, or that, if required, the license will issue.
     13.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.
     13.5 Assignment & Hypothecation. Except in the case of a merger or consolidation with another company or sale of all or substantially all of its assets or business to which the Agreement relates, Company may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of Penn. Penn will not unreasonably withhold or delay its consent, provided that: (a) at least thirty (30) days before the proposed transaction, Company gives Penn written notice and such background information as may be reasonably necessary to enable Penn to give an informed consent; (b) the assignee agrees in writing to be legally bound by this Agreement and to deliver to Penn an updated Development Plan within forty-five (45) days after the closing of the proposed transaction; and (c) Company provides Penn with a copy of assignee’s undertaking. Any permitted assignment will not relieve Company of responsibility for performance of any obligation of Company that has accrued at the

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time of the assignment. Company will not grant a security interest in the License or this Agreement during the Term. Any prohibited assignment or security interest will be null and void.
     13.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective Notice Address listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.
     13.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.
     13.8 Headings & Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.
     13.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions of any jurisdiction.
     13.10 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania with respect to all disputes arising under this Agreement.
     13.11 Integration. This Agreement with its Exhibits and the Confidentiality Agreements, contain the entire agreement between the parties with respect to the Patent Rights and the License and supersede all other oral or written representations, statements, or agreements with respect to such subject matter, including but not limited to the Term Sheet.

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Each party has caused this Agreement to be executed by its duly authorized representative.

THE TRUSTEES OF THE		NuPathe Inc.
UNIVERSITY OF PENNSYLVANIA

By:	/s/ John Zawad	By:	/s/ Jane H. Hollingsworth

	Name: John Zawad		Name: J H Hollingsworth
	Title: Managing Director,		Title: CEO

Address:	Center for Technology Transfer	Address:	375 E. Elm Street
	University of Pennsylvania		Suite 110
	3160 Chestnut Street, Suite 200		Conshohocken, PA 19428
	Philadelphia, PA 19104-6283		Attention: General Counsel
Attention: Managing Director

Required copy to:	University of Pennsylvania
Office of General Counsel
133 South 36th Street, Suite 300
Philadelphia, PA 19104-3246
Attention: General Counsel

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EXHIBIT INDEX

Exhibit A	Patents and Patent Applications in Patent Rights

Exhibit B	Minimum Contents of Development Plan

Exhibit C	Format of Royalty Report

Exhibit D	Form of Patent Management Agreement

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EXHIBIT A
PATENT RIGHTS

Foreign
Penn Docket	Disclosure Title	Inventors	Applicants	US Patents	Patents
M2281	Polymer-based Surgically Implantable Haloperidol Delivery Systems and Methods for Their Production and Use	Steven Siegel, Karen Winey, Robert Lenox, Raquel Gur	Penn	US Patent Application 60/242,304	None

Q3399-PCT	Long-Term Delivery Formulations and Methods of Use Thereof	Steve Siegel, Karen Winey	Penn	PCT Application US05/00884

S4072	Drug- Containing Implants and Methods of Use Thereof	Steven Siegel, Karen Winey	Penn	US Provisional Patent Application 11/183,232

S4084	Drug containing Implants and Methods of Use Thereof	Steven Siegel, Karen Winey	Penn	US Provisional Patent Application 11/195,845

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EXHIBIT B
Development Plan Contents
The initial Development Plan and each update to the Development Plan will include, at a minimum, the following information:
•	The date of the Development Plan and the reporting period covered by the Development Plan.

•	Identification and nature of each active relationship between Company and its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Penn Patent Rights

•	Significant projects completed during the reporting period by Company or its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Penn Patent Rights.

•	Significant projects currently being performed by Company or its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Penn Patent Rights.

•	Future projects expected to be undertaken during the next reporting period by Company or its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Penn Patent Rights.

•	Projected timelines to product launch of each Licensed Product prior to first Sale.

•	Projected annual Net Sales for each Licensed Product after first Sale.

•	Significant changes to the current Development Plan since the previous Development Plan and the reasons for the changes.

•	Significant assumptions underlying the Development Plan and the future variables that may cause significant changes to the Development Plan.

•	Copies of all reports required by Section 4.5 of this Agreement that have not already been delivered to Penn.

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Center for Technology Transfer University of Pennsylvania Royalty Report

Licensee:	Agreement:

Inventor:	Patent #:

Period Covered: From:	/	/	Through:	/	/

Prepared By:	Date:

Approved By:	Date:

If License covers several major product lines, please prepare a separate for each line. Then continue all product lines into a summary report.

Report Type:	☐	Single Product Line Report:
	☐	Multi-product Summary Report: Page 1 of Pages
	☐	Product Line Detail: Line: Trade Name: Page:
Report Currency:	☐	U.S. Dollars ☐ Other

	Gross	*Less:	Net	Royalty	Period Royalty Amount
Country	Sales	Allowances	Sales	Rate	This Year	Last Year
U.S.A
Canada
Europe

Japan
Other

Total:
Total Royalty:                      Conversion Rate:                      Royalty in U.S. Dollars $
     The following royalty forecast is non-binding and for CTT internal planning purposes only:
Royalty Forecast Under this agreement: Next Quarter: _____Q2: _____Q3: _____ Q4: _____

On a separate page, please indicate the reasons for returns or other adjustments if significant.
Also note any unusual occurrences that affected royalty amounts during this period.
To assist CTT’s forecasting, please comment on any significant expected trends in sales volume

CONFIDENTIAL
UNIVERSITY OF PENNSYLVANIA
First Amendment To Patent License Agreement
     This First Amendment To The Patent License Agreement dated May 1, 2006 (“First Amendment”) is entered into by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and NuPathe Inc., a corporation organized and existing under the laws of Delaware (“Company”).
BACKGROUND
     Whereas, Penn and Company (the “Parties”) have entered into that certain Patent License Agreement effective July 1, 2006 (the “License Agreement”) pursuant to which Penn has licensed certain Penn owned Patent Rights to Company; and
     Whereas, Company and Penn have a joint interest in a that certain patent application titled, “Implants for the Treatment of Dopamine Associated States”, US No. 60/789,961 ( the “Ropinirole Patent”); and
     Whereas, Company desires to obtain from Penn and Penn desires to grant to Company an exclusive license to Penn’s interest in the Ropinirole Patent; and
     NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, Penn and NuPathe hereby agree as follows:
1. Company will pay to Penn a non-refundable amendment fee of [**] dollars ($[**]) immediately upon execution of this First Amendment.
2.	Section 1.2 and Exhibit A
The following patent application is hereby added to Exhibit A to the License Agreement and incorporated into the definition of Patent Rights as set forth in Section 1.2 of the License Agreement:

Penn
Docket	Disclosure Title	Inventors	Applicants	Application No.
S4236	Ropinerol Implants for the Treatment of Parkinson’s Disease	Terri B. Sebree, Steven Siegel	NuPathe Inc.	US No. 60/789,961
     A new Exhibit A is attached to this Amendment No. 1.
3.	Section 3.3
     The following language is hereby added to Section 3.3:
For Penn Licensed Products that include an active ingredient that is ropinirole, the Active Ingredient Multiplier =[**]. For clarity, the milestone payments for Penn Licensed

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

CONFIDENTIAL
Products that include an active ingredient that is ropinirole the Total Milestone Payments are:

[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

[**]
4.	Section 3.4
The following language is hereby added to Section 3.4:
For Penn Licensed Products that include an Active Ingredient that is ropinirole, the Royalty Multiplier = [**]. For clarity, for Penn Licensed Products that include an Active Ingredient that is ropinirole the Total Royalty is [**]%.
5.	Section 4.7
     The language is deleted and replaced, in its entirety with the following language:
     Place of Payment. All payments by Company are payable to “The Trustees of the University of Pennsylvania” and will be made to the following addresses:

By Electronic Transfer:	By Check:
Mellon Bank East	The Trustees of the University of Pennsylvania
ABA #31000037	c/o Center for Technology Transfer
Account Number: 2945020	P.O. Box 7777-W3850
c/o: CTT / T. Dunn	Philadelphia, PA 19175-3850
6. This First Amendment, together with the License Agreement, constitute the entire agreement between the parties. All other terms and provisions of the License Agreement, except as expressly amended by this First Amendment, remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment by their duly authorized officers as of the date set forth below.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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CONFIDENTIAL
ACCEPTED AND APPROVED BY AND BETWEEN:

THE TRUSTEES OF THE		NUPATHE INC.
UNIVERSITY OF PENNSYLVANIA

By:	/s/ Michael Breton	By:	/s/ Jane H. Hollingsworth

	Name: Michael Breton		Name: Jane H. Hollingsworth
	Title: Associate Vice Provost for Research and Interim Director — CTT		Title: CEO

Address:	Center for Technology Transfer	Address:	375 E. Elm Street
	University of Pennsylvania		Suite 110
	3160 Chestnut Street,		Conshohocken, PA 19428
Suite 200
Philadelphia, PA 19104-6283

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CONFIDENTIAL
EXHIBIT A
PATENT RIGHTS

Foreign
Penn Docket	Disclosure Title	Inventors	Applicants	US Patents	Patents
M2281	Polymer-based Surgically Implantable Haloperidol Delivery Systems and Methods for Their Production and Use	Steven Siegel, Karen Winey, Robert Lenox. Raquel Gur	Penn	US Patent Application 60/242,304	None

Q3399-PCT	Long-Term Delivery Formulations and Methods of Use Thereof	Steven Siegel, Karen Winey	Penn	PCT Application US05/00884

S4072	Drug-Containing Implants and Methods od Use Thereof	Steven Siegel, Karen Winey	Penn	US Provisional Patent Application 11/183,232

S4084	Drug containing Implants and Methods of Use Thereof	Steven Siegel, Karen Winey	Penn	US Provisional Patent Application 11/195,845

S4236	Ropinerol Implants for the Treatment of Parkinson’s Disease	Steven Siegel, Terri Sebree	NuPathe, Inc.	US No. 60/789,961

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